Exhibit 10.4

MINDSPEED TECHNOLOGIES, INC.

INDUCEMENT INCENTIVE PLAN

STOCK OPTION TERMS AND CONDITIONS

FOR INTERNATIONAL EMPLOYEES

1.	Definitions

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan (as defined below). As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)	Award Agreement: These Stock Option Terms and Conditions and any appendix to these Stock Option Terms and Conditions for your country of residence together with the Grant Letter.

(b)	Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against Mindspeed and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to Mindspeed and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to Mindspeed and/or a Subsidiary.

(c)	Disability: Permanent and total disability within the meaning of Mindspeed’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

(d)	Employer: Has the meaning given to it in Section 5.

(e)	Fidelity: Fidelity Stock Plan Services, the stock option administrator whom Mindspeed has engaged to administer and process all stock option exercises. Mindspeed may, in its sole discretion, change stock option administrators at any time, in which case, the provisions of this Award Agreement will apply to any other stock option administrator selected by Mindspeed.

(f)	Grant Letter: The letter from Mindspeed granting the Option or Options to the Employee or Non-Employee.

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(g)	Mindspeed: Mindspeed Technologies, Inc., a Delaware corporation.

(h)	Options: The non-qualified stock options granted pursuant to the terms and conditions of the Plan and this Award Agreement.

(i)	Option Shares: The shares of Mindspeed Common Stock issuable or transferable on exercise of the Options.

(j)	Plan: Mindspeed’s Inducement Incentive Plan (including any sub-plan to Mindspeed’s Inducement Incentive Plan), as such Plan may be amended and in effect at the relevant time.

(k)	Retirement: Retirement at or after age sixty two (62) or, with the advance consent of the Committee, before age sixty two (62) but at or after age fifty five (55).

(l)	Tax-Related Items: Has the meaning given to it in Section 7.

(m)	Web: Fidelity’s website that is used to facilitate stock option transactions and is accessible through Mindspeed MyNet.

2.	When Options May be Exercised

The Options are vested and may be exercised in accordance with the schedule included in the Grant Letter, provided that:

(a)	if you die while an employee of Mindspeed, your estate, or any person who acquires the Options by bequest or inheritance, may exercise all the Options not theretofore exercised, within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three (3) years thereafter;

(b)	if your employment by Mindspeed terminates other than by death, then:

(i)	if your employment by Mindspeed is terminated for Cause, the Options shall expire forthwith upon your termination and may not be exercised thereafter; and

(ii)

if your employment by Mindspeed terminates for any reason (including Retirement or Disability) not specified in subparagraph (a) or in clause (i) of this subparagraph (b), you (or if you die after your termination date, your estate or any person who acquires the Options by bequest or inheritance) may thereafter exercise the Options within (and only within)

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the period ending three (3) months after your termination date, but only to the extent they were exercisable on your termination date, it being understood that neither (i) your transfer from Mindspeed to a Subsidiary or affiliate of Mindspeed, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of Mindspeed to another, nor (ii) a leave of absence duly authorized in writing by Mindspeed, shall be deemed a termination of employment; and

(c)	the beginning exercise date of any unexercisable Options will be delayed for the length of time during which you are on an unpaid leave of absence duly authorized in writing by Mindspeed that exceeds six (6) months.

The Committee may, in its discretion, extend the period during which Options may be exercised beyond the period set forth in subparagraphs (a) and (b)(ii) above, but in no event shall the provisions of the foregoing subparagraphs (a) or (b)(ii) extend to a date more than eight (8) years after the date of the grant.

3.	Exercise Procedure

(a)	To exercise all or any part of the vested Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance) must contact the administrator, Fidelity, by using the Web system or by speaking to a Fidelity customer service representative, or comply with such other procedures as Mindspeed may establish for notifying it, either directly or through an on-line internet transaction with a brokerage firm authorized by Mindspeed to effect such Option exercises, of the exercise of the Option. If Fidelity is used to effect the exercise, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance), must:

(i)	contact Fidelity and follow the instructions provided (or contact Fidelity by phone and speak to a customer service representative); and

(ii)	confirm the Option transaction through the Web system or by speaking to a Fidelity customer service representative by receiving a confirmation number.

(b)	Unless otherwise stated in an appendix to this Award Agreement (if any), full payment of the exercise price for the Option Shares to be purchased on exercise of the Options may be made by means of:

(i)	cash or check; or

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(ii)	a “cashless exercise” pursuant to which you (or any other person or persons exercising the Option) shall provide irrevocable instructions to Fidelity (or any other stock plan administrator designated by Mindspeed) to effect the immediate sale of some or all of the Option Shares purchased at exercise of the Options and to remit to Mindspeed sufficient funds out of the resulting sale proceeds to cover the aggregate exercise price payable for all the Option Shares purchased plus all applicable Tax-Related Items. The balance of the sale proceeds (in the event of a cashless sell-all exercise) or Option Shares (in the event of a cashless sell-to-cover exercise), if any, shall be remitted to you.

(c)	In the case of any person other than you seeking to exercise the Options, Fidelity or the Secretary of Mindspeed may refuse to honor the exercise of the Options until they have received all documents required by them to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

(d)	An exercise of the whole or any part of the Options shall be effective (1) upon confirmation of your transaction by Mindspeed or by using the Web system or by speaking to a Fidelity customer service representative, and full payment of the exercise price and Tax-Related Items (if applicable) being received by Fidelity or Mindspeed within three (3) business days following the confirmation; and (2) receipt of any documents required pursuant to Section 3(c).

(e)

An exercise conducted and confirmed through the Web system or by speaking to a Fidelity customer service representative, whether or not full payment of the exercise price for the Option Shares is received by Fidelity, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Award Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to Fidelity any balance of the exercise price and any Tax-Related Items for the Option Shares to be purchased upon the exercise pursuant to the transaction conducted through the Web system or by speaking to a Fidelity customer service representative required to pay in full the exercise price for those Option Shares and any Tax-Related Items (as defined in Section 7) on or before the third (3rd) business day after the date on which you confirm the transaction through the Web system or by speaking to a Fidelity customer service representative. If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize Mindspeed, in its discretion, to set off against salary payments or other

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amounts due or which may become due you (or the other person entitled to exercise the Options) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

4.	Transferability

No Options or portion thereof shall be transferable by you otherwise than: (i) by will or by laws of descent and distribution; (ii) by gift to members of your immediate family; (iii) to a trust established for the benefit of one or more members of your immediate family; or (iv) as otherwise determined by the Committee. For purposes of the Plan, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of an Option or portion thereof, the transferred Option shall continue to be subject to the Plan and Award Agreement as were applicable to you immediately prior to the transfer, as if the Option had not been transferred.

5.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer (“Employer”), Mindspeed, its Subsidiaries or affiliates and Fidelity for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Mindspeed, its Subsidiaries or affiliates and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Mindspeed or its Subsidiaries or affiliates, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data will be transferred to Fidelity, or such other stock plan service provider as may be selected by Mindspeed in the future, or to any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize Mindspeed, Fidelity and any other possible recipients which may assist Mindspeed (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes

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of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusing to consent or withdrawal of consent may affect your ability to exercise or realize benefits from the Options. For more information on the consequences of your refusal to consent or withdrawal of consent, please contact your local human resources representative.

6.	Nature of Grant

In accepting the grant, you acknowledge that: (i) the Plan is established voluntarily by Mindspeed, is discretionary in nature and may be modified, amended, suspended or terminated by Mindspeed at any time, unless otherwise provided in the Plan or these Stock Option Terms and Conditions; (ii) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of Mindspeed; (iv) your participation in the Plan shall not create a right to further employment with your Employer and shall not interfere with the ability of your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the Options is an extraordinary item which does not constitute compensation of any kind rendered to Mindspeed or the Employer, and which is outside the scope of your employment contract, if any; (vii) the Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Mindspeed or the Employer; (viii) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the Options and vest in the Options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the Options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period mandated under local law; Mindspeed shall have the exclusive discretion to determine when you are no

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longer actively employed for purposes of the Option grant; (ix) the Options have been granted to you in your status as an employee of your Employer, and, in the event that your Employer is not Mindspeed, the Option grant can in no event be understood or interpreted to mean that Mindspeed is your employer or that you have an employment relationship with Mindspeed or any of its Subsidiaries or affiliates; (x) the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; (xi) if the underlying Option Shares do not increase in value, the Options will have no value; (xii) if you exercise your Options and acquire Option Shares, the value of those Option Shares acquired may increase or decrease in value, even below the exercise price; (xiii) in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Options or Option Shares and you irrevocably release Mindspeed, its Subsidiaries or affiliates and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Options, you shall be deemed to have waived your entitlement to pursue such claim; (xiv) Mindspeed is not providing any tax, legal or financial advice, nor is Mindspeed making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Option Shares; and (xv) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

7.	Responsibility for Taxes

Regardless of any action Mindspeed or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you hereby acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and liability and that Mindspeed and/or your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Option Shares and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items.

You hereby authorize Mindspeed and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by deducting from the proceeds of the sale of Option Shares acquired upon exercise of the Options an amount equal to the Tax Related Items with respect to such Options or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such Tax Related Items due in connection with the Options. Alternatively, or in addition, Mindspeed and/or the Employer, may, at their discretion, satisfy the obligations with regard to all Tax-Related Items legally payable by you by (i)

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withholding from your wages or other cash compensation paid to you by Mindspeed and/or the Employer; or (ii) arranging for the sale of a certain number of Option Shares acquired upon exercise of the Option (on your behalf and at your direction pursuant to this authorization) and withholding from the sale proceeds any sums required to satisfy all Tax-Related Items; or (iii) withholding in Option Shares, provided that Mindspeed only withholds the amount of Option Shares necessary to satisfy the minimum withholding amount. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares, you will be deemed to have been issued the full number of Option Shares subject to the exercise Option, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

By your acceptance of this Award Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if Mindspeed and/or the Employer elects to require you (or such other person) to remit an amount sufficient to pay such Tax Related Items, you (or such other person) must remit that amount within three (3) business days after the confirmation of the Option exercise (Section 3(a)(ii)). If such payment is not made, Mindspeed, in its discretion, shall have the same right of set-off with respect to payment of the Tax Related Items in connection with the exercise of the Option as provided under Section 3(d) with respect to payment of the exercise price.

Finally, you agree to pay Mindspeed and/or the Employer any amount of Tax-Related Items that Mindspeed and/or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Option Shares that cannot be satisfied by any of the means previously described. Mindspeed may refuse to honor the exercise and refuse to deliver the Option Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

8.	Rights as Shareholder

You will not have any rights as a shareholder with respect to any Option Shares. No dividends or dividend equivalents will be paid by Mindspeed with respect to any Stock underlying the Option Shares.

9.	Headings

The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Award Agreement.

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10.	References

All references in these Stock Option Terms and Conditions to sections, paragraphs, subparagraphs or clauses shall be deemed to be references to sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

11.	Appendix

Notwithstanding any provision in these Stock Options Terms and Conditions or the Plan, the Options shall be subject to any special terms and conditions as set forth in the appendix to these Stock Options Terms and Conditions for your country of residence, if any. The appendix, if any, constitutes part of these Stock Options Terms and Conditions.

12.	Entire Agreement

This Award Agreement and the Plan embody the entire agreement and understanding between Mindspeed and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Award Agreement and the Plan.

13.	Applicable Laws and Regulations

The Option grant and the provisions of this Award Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to its conflicts of laws principles, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the federal courts for the United States for the Central District of California, and no other courts, where this grant is to be made and/or to be performed. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

14.	Severability

If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Award Agreement to be construed so as to foster the intent of the Award Agreement and the Plan.

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15.	Electronic Delivery

Mindspeed may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future Options that may be granted under the Plan by electronic means, and/or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Mindspeed or a third party designated by Mindspeed.

16.	Language

If you received these Stock Option Terms and Conditions or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

MSPD Inducement Incentive Plan International Stock Option Terms and Conditions 05-22-12